Exhibit 99.1

Houston American Energy Corp. Announces $2.37 Million Registered Direct Offering

HOUSTON, TX June 18, 2025 – Houston American Energy Corp. (NYSE American: HUSA) (the “Company”) today announced that it has entered into a definitive agreement with an institutional investor (the “SPA”) for the purchase and sale of an aggregate of 223,762 shares of common stock (or pre-funded warrants in lieu thereof) at a purchase price of $10.60 per share (or pre-funded warrant in lieu thereof) in a registered direct offering (the “Offering”).

The aggregate gross proceeds to the Company of this offering are expected to be approximately $2.37 million, before deducting the placement agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds of approximately $2.1 million from the offering for general corporate purposes. The transaction is expected to close on or about June 20, 2025, subject to the satisfaction of customary closing conditions.

The registered direct offering is being made pursuant to a shelf registration statement on Form S-3 (File No. 333-282778) previously filed by the Company and declared effective by the U.S. Securities and Exchange Commission (“SEC”) on November 4, 2024. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the final prospectus supplement and the accompanying prospectus may be obtained, when available, by contacting Univest Securities, LLC at info@univest.us, or by calling +1 (212) 343-8888.

Placement Agent Agreement

On June 17, 2025, in conjunction with the SPA, the Company entered into a Placement Agency Agreement (the “Placement Agency Agreement”) with Univest Securities, LLC to act as the sole placement agent (the “Placement Agent”) in connection with the Offering. Pursuant to the Placement Agency Agreement, the Placement Agent is entitled to a fee equal to an aggregate of 8.0% of the proceeds received by the Company in the Offering and reimbursement of the Placement’s reasonable travel and other out-of-pocket expenses, including reasonable fees, costs and disbursement of its legal counsel, in an amount not to exceed an aggregate of $10,000.

Equity Purchase Agreement Deferral

The Company and the purchaser named in the SPA (the “Purchaser”) had previously had ongoing discussions about entering into an equity purchase agreement (the “ELOC Agreement”), which they have decided not to execute at this time. However, if the Company reconsiders the ELOC Agreement and enters into it with the Purchaser, it would likely provide that, upon the terms and subject to the conditions and limitations set forth therein, (particularly the closing of the previously announced Share Exchange Agreement dated February 20, 2025, between the Company and the members of Abundia Financial, LLC (“Abundia”)), the Company would have the right, but not the obligation, to sell to the Purchaser up to $30,000,000 of shares (the “Purchaser Shares”) of the Company’s common stock (the “Common Stock”) from time to time over the 24-month term of the ELOC Agreement. When last discussed by the parties, the price paid by the Purchaser for each share of Common Stock at each closing (each, a “Closing”) was expected to be approximately 96% of the lowest daily volume-weighted average price of the Common Stock during the three trading days following a purchase notice. Based upon market conditions at that time, the Company and the Purchaser also discussed that upon closing under the ELOC Agreement, which was expected to occur after the Company’s closing of the previously described transaction with Abundia, the Company would potentially issue a number of shares of restricted Common Stock commensurate with the size of the ELOC Agreement as a commitment fee upon filing a New York Stock Exchange Supplemental Listing Application, and an additional number of shares of Common Stock commensurate with the size of the ELOC Agreement upon the earlier of (i) a prepayment advance against a commitment or (ii) the effectiveness of a registration statement as declared by the Commission. The foregoing terms of the ELOC Agreement, including the number of Purchaser Shares and the number of commitment shares, would be subject to any resumed negotiations between the Company and the Purchaser and are subject to change based upon market conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Copies of the prospectus supplement relating to the registered direct offering, together with the accompanying base prospectus will be filed by the Company and, upon filing, can be obtained at the SEC’s website at www.sec.gov.

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes, but not limited to, statements about the gross proceeds to the Company from the offering and the anticipated closing of the offering.

With respect to the forward-looking information contained in this news release, the Company has made numerous assumptions. While the Company considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies. Additionally, there are known and unknown risk factors which could cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing our business is disclosed in our Annual Report on Form 10-K and other filings with the SEC on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and the Company disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.